UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 2, 2013

CACHE, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

0-10345	59-1588181
(Commission File Number)	(IRS Employer Identification No.)

1440 Broadway

New York, New York 10018
(Address of principal executive offices and zip code)

(212) 575-3200
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Director Resignations

On April 4, 2013, Morton J. Schrader and Arthur S. Mintz resigned from the Board of Directors (the “Board”) of Cache, Inc. (the “Company”).  These resignations occurred pursuant to a Voting Agreement entered into by the Company on February 5, 2013 (the “Voting Agreement”) in connection with the transactions contemplated by the Backstop and Investment Agreement (as defined below).

In connection with their resignations, Mr. Schrader and Mr. Mintz each resigned from the Audit Committee, Compensation and Plan Administration Committee and the Nominating and Corporate Governance Committee of our Board.

Director Appointments

Pursuant to the Voting Agreement, on April 4, 2013, Michael F. Price and Charles J. Hinkaty were appointed to the Board to fill the vacancies created by the resignations of Mr. Schrader and Mr. Mintz.

In connection with their appointments, Michael F. Price has been appointed to the Nominating and Governance Committee and the Compensation and Plan Administration Committee of our Board, and Charles J. Hinkaty has been appointed to the Audit Committee, the Compensation and Plan Administration Committee and the Nominating and Governance Committee of our Board.

Transactions with Directors

Michael F. Price is the managing director of MFP Partners, L.P. (“MFP”), and was designated as a director of the Company by MFP in accordance with the Voting Agreement.  Charles J. Hinkaty was designated as a director of the Company by Mill Road Capital, L.P. (“Mill Road”) in accordance with the Voting Agreement.  On February 5, 2013, the Company entered into an Investment Agreement (the “Backstop and Investment Agreement”) with MFP, Mill Road and Jay Margolis, which the parties amended on March 12, 2013.  The Backstop and Investment Agreement and the Voting Agreement are described in the Form 8-K filed by the Company on February 8, 2013, and the amendment to the Backstop and Investment Agreement is filed as Exhibit 10.15 to our annual report on Form 10-K filed on March 12, 2013.

Officer Appointment

On April 2, 2013, the Company announced that Daphne Pappas, age 52, joined the Company as Executive Vice President, Chief Merchandise Officer.  Ms. Pappas brings over 30 years of retail industry experience to the Company.  For the past ten years, Ms. Pappas served as

Vice President of General Merchandising for Burberry America, where she led the Company’s women’s business.

In connection with her hiring, the Company and Ms. Pappas entered into an offer letter.  The offer letter provides that Ms. Pappas will have an initial annual base salary of $450,000.  Ms. Pappas is guaranteed 20% of her base salary as a bonus at the end of 2013 with the potential to earn a bonus of up to 40% of her base salary based on performance.  Additionally, the Company has granted Ms. Pappas 100,000 shares of restricted stock, which will be subject to vesting over a three year period.

Item 5.07 Submission of Matters to a Vote of Security Holders.

A special meeting of shareholders of the Company was held on April 5, 2013 (the “Special Meeting”), at which the following matters were submitted to a vote of shareholders.

PROPOSAL NO. 1.  To approve the issuance, including for purposes of NASDAQ Listing Rule 5635, of up to 8,400,788 shares of the Company’s common stock at a purchase price of $1.65 per share in the Rights Offering (as defined in the Proxy Statement filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2013 (the “Proxy Statement”)) and pursuant to a Backstop and Investment Agreement entered into by the Company, including the shares to be issued in the Rights Offering and the Pro Rata Shares, the Backstop Shares and the Additional Shares (each as defined in the Proxy Statement) and the consummation of the transactions contemplated by such Agreement.

In accordance with the results below, Proposal No. 1 was approved.

Votes For	Votes Against	Abstentions

10,200,610	29,546	7,507

PROPOSAL NO. 2.  To grant proxy holders discretionary authority to vote to adjourn the Special Meeting, if necessary, in order to solicit additional proxies in the event that there are not sufficient affirmative votes present at the Special Meeting to approve the proposals that may be considered and acted upon at the Special Meeting.

In accordance with the results below, Proposal No. 2 was approved.

Votes For	Votes Against	Abstentions

9,966,409	269,997	1,257

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACHE, INC.

Date: April 8, 2013
/s/ Margaret J. Feeney
Margaret J. Feeney
Executive Vice President and Chief Financial Officer